CERTIFICATE OF OWNERSHIP
MERGING
VHGI HOLDINGS, INC.
INTO
VIRTUALHEALTH TECHNOLOGIES, INC.

Pursuant to Section 253 of
General Corporation Law of the State of Delaware

Pursuant to Section 253 of the General Corporation Law of Delaware, VirtualHealth Technologies, Inc., a Delaware corporation incorporated on March 4, 1988 (the “Corporation”), does hereby certify to the following facts relating to the merger of VHGI Holdings, Inc., a Delaware corporation (the “Subsidiary”) with and into the Corporation, with the Corporation remaining as the surviving corporation under the name of “VHGI Holdings, Inc.”:

1.           The Corporation is incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”). The Subsidiary is incorporated pursuant to the DGCL.

2.           The Corporation owns 100% of the capital stock of VHGI Holdings, Inc., a Delaware corporation incorporated on March 22, 2010 (the “Subsidiary”).

3.           The Corporation, by a resolution of its Board of Directors (the “Board”) duly adopted as of March 22, 2010, determined to and did merge the Subsidiary into itself pursuant to Section 253 of the DGCL.  Such resolutions read as follows:

WHEREAS, the Board has determined that it is in the best interests of the Corporation to change its name to “VHGI Holdings, Inc.” (the “Name Change”) pursuant to Section 253(b) of the DGCL; and

WHEREAS, in order to effect the Name Change, the Corporation desires to incorporate a corporation named VHGI Holdings, Inc. (the “Subsidiary”) under the DGCL and to acquire one-thousand (1,000) shares of common stock, par value of $0.0001 per share, of the Subsidiary (collectively, the “Incorporation”);

WHEREAS, following the effectiveness of the Incorporation, the Corporation will own all of the outstanding shares of the capital stock of the Subsidiary; and

WHEREAS, in order to effect the Name Change the Board deems it advisable that the Subsidiary be merged with and into the Corporation (the “Merger”) pursuant to Section 253 of the DGCL following the effectiveness of the Incorporation.

NOW, THEREFORE, BE IT AND IT HEREBY IS RESOLVED, that the Incorporation is hereby authorized and approved in all respects; and further

                RESOLVED, that following the Incorporation, the Corporation is authorized to, and hereby does, effect the Name Change by merging the Subsidiary with and into the Corporation, pursuant to Section 253 of the DGCL, and assuming all liabilities and obligations of Subsidiary; and further

RESOLVED, that by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of common stock, par value $0.001 per share, of the Corporation (the “Common Stock”) and preferred stock of the Corporation, par value $0.001 per share (the “Preferred Stock”) shall remain unchanged and continue to remain outstanding as one share of Common Stock and Preferred Stock, respectively, held by the person who was the holder of such share of Common Stock or Preferred Stock immediately prior to the Merger; and further

RESOLVED, that by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of common stock, par value $0.0001 per share, of the Subsidiary shall be cancelled and no consideration shall be issued in respect thereof; and further

RESOLVED, that the directors and officers of the Corporation immediately prior to the Merger shall continue to remain the directors and officers of the Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be; and further

RESOLVED, that pursuant to Section 253(b) of the DGCL, the Corporation hereby relinquishes its corporate name and assumes in place thereof the name “VHGI Holdings, Inc.”; and further

RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation as in effect immediately prior to the effective time of the Merger shall be the certificate of incorporation of the surviving corporation, except that Article First thereof shall be amended to read in its entirety as follows:

“FIRST.  The name of the Corporation is VHGI Holdings, Inc.”

AND FURTHER RESOLVED, that the officers of the Corporation be and they hereby are authorized and directed to do all acts and things that may be necessary to carry out and effectuate the purpose and intent of the resolutions relating to the Name Change, the Incorporation and the Merger; and further

RESOLVED, that the officers of the Corporation be and they hereby are authorized and directed, following the effectiveness of the Incorporation, to make, execute and acknowledge, in the name and under the corporate seal of the Corporation, a certificate of ownership and merger for the purpose of consummating the Merger and to file the same in the office of the Secretary of State of the State of Delaware, and to do all other acts and things that may be necessary to carry out and effectuate the purpose and intent of the resolutions relating to the Merger.

  RESOLVED, that, in addition to, and without limiting in any manner, the authority granted by the foregoing resolutions, each of the officers of the Corporation are hereby severally authorized, empowered and directed, for and in the name and on behalf of the Corporation: (i) to take, or cause to be taken, all such further action; (ii) to do and perform, or cause to be done and performed, all such acts and things; and (iii) to execute and deliver, or cause to be executed and delivered, all such further papers, documents and instruments of any type and description, all of which may be, or may be deemed to be, necessary, advisable or desirable to effect the purposes and intent of the foregoing resolutions or to consummate any of the transactions contemplated by the foregoing resolutions; the necessity, advisability, desirability, and propriety of which shall be conclusively evidenced by any such officer’s taking, or causing to be taken, any such action, doing and performing, or causing to be done or performed, any such act or thing, or executing and delivering, or causing to be executed and delivered, any such papers, documents or instruments; and the execution by any such officer of any such papers, documents or instruments, or the doing by any such officer of any act or thing in connection with any of the matters or things contemplated by, arising out of or in connection with, or otherwise relating to, in any manner whatsoever, the subject of the foregoing resolutions, shall conclusively establish such officer’s authority therefor, and the approval and ratification thereof by the undersigned and the Corporation, as applicable; and further

RESOLVED, that any and all actions taken, done or performed in connection with the authority granted by the foregoing resolutions, as well as any and all actions, of any nature whatsoever, heretofore taken by the officers, directors, agents, attorneys or other representatives of the Corporation incidental to, contemplated by, arising out of or in connection with, or otherwise relating to, in any manner whatsoever, the subject of the foregoing resolutions, are hereby approved, ratified and confirmed in all respects as the act and deed of the Corporation.

4.            The Corporation shall be the surviving corporation of the Merger.

5.            The certificate of incorporation of the Corporation as in effect immediately prior to the effective time of the Merger shall be the certificate of incorporation of the surviving corporation, except that Article I thereof shall be amended to read in its entirety as follows:

“FIRST.  The name of the Corporation is VHGI Holdings, Inc.”

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IN WITNESS WHEREOF, the undersigned has caused this Certificate of Ownership to be executed as of this 22nd day of March, 2010.

VIRTUALHEALTH TECHNOLOGIES, INC. a Delaware corporation

By:	/s/ Scott A. Haire
Name:	Scott A. Haire
Title:	Chief Executive Officer